As filed with the Securities and Exchange Commission on April 4, 2007.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111
(720) 886-9656
(Address, including zip code, and telephone number,
including area code, of principal executive offices)

R. David Russell
President and Chief Executive Officer
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111
(720) 886-9656
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

With a Copy to
Deborah J. Friedman
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to Be Registered	Registered(1)	Price Per Share(2)	Offering Price(2)	Registration Fee
Common Shares, without par value	35,521,200	$0.51	$18,115,812	$556.16

(1)
In the event of a stock split, stock dividend or similar transaction involving the common shares of the registrant, in order to prevent dilution, the number of common shares registered hereby shall be adjusted automatically to cover the additional common shares in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the common shares on the American Stock Exchange on March 28, 2007 ($0.51).

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and Apollo Gold Corporation is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 4, 2007

PROSPECTUS
APOLLO GOLD CORPORATION

35,521,200 Common Shares

The selling shareholders identified on page 12 may use this prospectus to offer and resell from time to time up to 35,521,200 of the issued and outstanding common shares of Apollo Gold Corporation (together with its subsidiaries, “Apollo,” “we” or “us”) acquired by the selling shareholders in a private placement completed on February 23, 2007. The 35,521,200 common shares is composed of (i) 17,160,000 common shares issuable upon exercise of unsecured convertible debentures (which we sometimes refer to in this prospectus as the “Debentures”), (ii) 17,160,000 common shares issuable upon exercise of share purchase warrants (which we sometimes refer to in this prospectus as the “Purchase Warrants”), and (iii) 1,201,200 common shares issuable upon exercise of share purchase warrants (which we sometimes refer to in this prospectus as the “Compensation Warrants”) issued to Shoreline Pacific, LLC (which we sometimes refer to in this prospectus as “Shoreline”) and Regent Securities Capital Corporation (which we sometimes refer to in this prospectus as “Regent”), who acted as placement agents in the private placement. Each $1,000 principal amount of Debenture is convertible into 2,000 of our common shares at a conversion price of $0.50 per share and each Purchase Warrant and Compensation Warrant is exercisable at $0.50 for one common share of Apollo. Each Debenture matures on February 23, 2009 and each Purchase Warrant and Compensation Warrant and expires on February 23, 2009. We will have the option to force conversion of the Debentures under the following circumstances: (1) at any time after September 24, 2007 and prior to the maturity date if the 20-day weighted average trading price of our common shares equals or exceeds $0.90 (if we force conversion in this circumstance prior to the first anniversary of the issuance of the Debentures, we will be required to pay interest for the full first year after which no further payments will be required; if we force conversion after the one year anniversary, there will be no additional payment beyond the normal course interest amount outstanding) and (2) in the event of a change of control of Apollo. We will not receive any proceeds from the sale of the shares resold under this prospectus by the selling shareholders.

Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.” On March 29, 2007, the closing price for our common shares on the American Stock Exchange was $0.52 per share and the closing price on the Toronto Stock Exchange was Cdn$0.59 per share.

The selling shareholders may sell the shares in transactions on the American Stock Exchange or the Toronto Stock Exchange and by any other method permitted by applicable law. The selling shareholders may sell the shares at prevailing market prices or at prices negotiated with purchasers and will be responsible for any commissions or discounts due to brokers or dealers. The amount of these commissions or discounts cannot be known at this time because they will be negotiated at the time of the sales. We will pay certain of the other offering expenses of the selling shareholders. See “Plan of Distribution” beginning on page 15.

References in this prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 4 of this prospectus in determining whether to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________________.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the dates of the documents incorporated by reference.
-i-

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (which we sometimes refer to in this prospectus as the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (which we sometimes refer to in this prospectus as the “SEC”). The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (which we sometimes refer to in this prospectus as the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on April 2, 2007;

2.	Our Current Reports on Form 8-K, filed with the SEC on January 9, 2007; January 19, 2007; February 26, 2007 and April 3, 2007; and

3.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to the Chief Financial Officer, Apollo Gold Corporation, 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, telephone (720) 886-9656.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information that is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” and similar expressions identify forward-looking statements. These statements include comments regarding:

•	future cash flow from the Montana Tunnels mine;

•	the establishment and estimates of mineral reserves and resources;

•	production and production costs;

•	cash operating costs;

•	total cash costs;

•	grade;

•	feasibility studies;

•	expenditures;

•	exploration;

•	permits;

•	expansion plans;

•	plans for Black Fox and Huizopa;

•	closure costs;

•	cash flows;

•	future financing;

•	liquidity;

•	estimates of environmental liabilities;

•	our ability to obtain financing to fund our estimated expenditure and capital requirements;

•	factors impacting our results of operations;

•	application of Sarbanes-Oxley 404 reporting requirements and our ability to meet those reporting requirements; and

•	the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of production;

•	unanticipated grade changes;

•	unanticipated recovery or production problems;

•	changes in mining and milling costs;

•	operational problems at our mining property;

•	metallurgy, processing, access, availability of materials, equipment, supplies and water;

•	determination of reserves;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt of government approvals;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions;

•	availability of external financing at reasonable rates or at all; and

•	the factors discussed in this prospectus under the heading “Risk Factors.”

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus and in any documents incorporated by reference into this prospectus. We undertake no obligation to update forward-looking statements.

OUR BUSINESS

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936. In May 2003, it reincorporated under the laws of the Yukon Territory. Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252. Apollo Gold Corporation maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656. Our internet address is http://www.apollogold.com. Information contained on our website is not a part of this prospectus.

Apollo is engaged in gold mining including extraction, processing, refining and the production of by-product metals, as well as related activities including exploration and development. We are the operator of the Montana Tunnels mine (“Mine”), which is a 50% joint venture with Elkhorn Tunnels, LLC (“Elkhorn”). The Mine is an open pit mine and mill producing gold doré and lead-gold and zinc-gold concentrates.

Apollo has a development project, the Black Fox project, which is located near the Township of Matheson in the Province of Ontario, Canada. Apollo also owns Mexican subsidiaries that own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico.

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address the factors that may affect our future operating results and financial performance.

We have identified a material weakness in our internal controls over financial reporting.

In 2006 a major restructuring and streamlining at the corporate office significantly changed the design and structure of our internal controls and procedures at the corporate level. Also, following the closure of the mill in May 2006 and placing the Montana Tunnels mine on care and maintenance and the subsequent resumption of mining activities at the mine in September 2006, our controls at that location are not operating as previously designed related to segregation of duties over procurement, inventory control and accounting duties. Corporate management has increased its involvement with day-to-day oversight and management of the Montana Tunnels mine, but as of this date, management has not had sufficient time to evaluate these controls and therefore believes the change in controls is significant enough to be reported as a material weakness. In an effort to address this material weakness, staffing requirements and other changes in control are being evaluated as the future operational requirements of the Montana Tunnels mine are being determined. This material weakness could result in the misstatement of assets, liabilities, shareholders’ equity or expenses that would result in a misstatement of the interim or annual consolidated financial statements that would not be prevented or detected.

As a non-accelerated filer, compliance with the internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002 has been deferred and we will be subject to the requirements in our Annual Report on Form 10-K for fiscal year 2007.

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Our share price has declined significantly since 2004. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold and zinc prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into our common shares, such as share purchase warrants or convertible notes. There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders.

The existence of outstanding rights to purchase common shares may impair our share price and our ability to raise capital.

As of March 20, 2007, approximately 46 million additional common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.20 to $2.24. In addition, there are approximately 11.7 million common shares issuable upon the conversion of the $8,731,000 outstanding principal amount of our Series B Convertible Debentures at the option of the holder at a conversion price of $0.75 per share and approximately 17.2 million common shares issuable upon the conversion of the $8,580,000 outstanding principal of the convertible debentures issued February 23, 2007 at the option of the holder at a conversion price of $0.50 per share. During the term of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

There may be certain tax risks associated with investments in our company.

Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the near future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we will not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes or is deemed to dispose of our shares at a gain, or who received a so-called “excess distribution” on the shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election). A United States taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to our shares if we are classified as a PFIC for income tax purposes.

We have a history of losses and we expect to incur losses in the future.

Since our inception through a merger in June 2002, we have incurred significant losses and we expect significant losses to continue for the foreseeable future. Our net losses were $15,587,000, $22,208,000, and $31,007,000 for the years ended December 31, 2006, 2005 and 2004, respectively. There can be no assurance that we will achieve or sustain profitability in the future.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects. During this period, we have not generated sufficient revenues to cover our expenses and costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Senior Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer and Senior Vice President-Finance and Corporate Development. We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

Our earnings may be affected by metals price volatility, specifically the volatility of gold and zinc prices.

We historically have derived all of our revenues from the sale of gold, silver, lead and zinc and our development and exploration activities are focused on gold. As a result, our future earnings are directly related to the price of gold. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;

•	central bank lending, sales and purchases of gold;

•	forward sales of gold by producers and speculators;

•	production and cost levels in major gold-producing regions; and

•	rapid short-term changes in supply and demand because of speculative or hedging activities

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;

•	expectations of the future rate of inflation (if any);

•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

•	interest rates; and

•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing shares of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold, silver, zinc or lead fall below our costs to produce them for a sustained period of time, we will experience additional losses and we could also be required by our reduced revenue to discontinue exploration, development and/or mining at one or more of our properties.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our reserves are reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. In the past, our actual production from time to time has been lower than our production estimates and this may be the case in the future.

Each of these factors also applies to future development properties not yet in production and to the Montana Tunnels mine expansion. In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Our future profitability depends in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

From time to time we will engage in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations. Decisions about the development of Black Fox and other future projects are subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors.

It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that the Black Fox property will be profitable.

Exploration in general, and gold exploration in particular, are speculative and are frequently unsuccessful.

Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We have experienced operational problems at our Montana Tunnels mine.

Since the sale of our Florida Canyon and Standard mines in November 2005, all of our revenues have been derived from our milling operations at the Montana Tunnels mine, which is a low grade mine. Historically, the Montana Tunnels mine has been unprofitable. During 2004, we experienced problems related to the milling of low-grade ore at the Montana Tunnels mine, which negatively affected our revenues and earnings. Throughout 2005, we experienced operational problems, particularly in the open pit, leading to the suspension of mining on October 21, 2005 for safety reasons due to increased wall activity in the open pit. After the suspension of mining and until May 12, 2006, we were able to continue to produce gold doré, lead-gold and zinc-gold concentrates from milling low grade stockpiled ore. However, on May 12, 2006, all operations ceased at the mine and it was placed on care and maintenance. On July 28, 2006, we entered into a joint venture agreement with Elkhorn Tunnels, LLC, in respect of the Montana Tunnels mine pursuant to which Elkhorn Tunnels made financial contributions in exchange for a fifty percent interest in the mine. Mill operations recommenced in March 2007, however there can be no assurances that we will not encounter additional operational problems at our Montana Tunnels mine.

We do not currently have and may not be able to raise the funds necessary to explore and develop our Black Fox and Huizopa properties.

We do not currently have sufficient funds to complete all of our planned exploration activities at Black Fox and Huizopa or to develop a mine at Black Fox. The development of Black Fox and exploration of Huizopa will require significant capital expenditures. Sources of external financing may include bank and nonbank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Our Black Fox property is pledged to the holders of our 12% Series 2004-B Secured Convertible Debentures and we may not be able to obtain financing from an asset based lender.

Our Black Fox property is pledged to the holders of our 12% Series 2004-B Secured Convertible Debentures as security for our obligations under these debentures. It may be difficult for us to raise additional external funds through banks, asset based lenders, or other types of lenders, which may require us to raise additional funds through future debt and equity offerings. In addition, the inability to pledge any additional significant assets may make it difficult or impossible to obtain financing on acceptable terms, or at all. The failure to obtain acceptable financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Possible hedging activities could expose us to losses.

In the future, we may enter into precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments. There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations. In addition, our ability to hedge against zinc and lead price risk in a timely manner may be adversely affected by the smaller volume of transactions in both the zinc and lead markets. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

We face substantial governmental regulation.

Safety. Our U.S. mining operation is subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA. We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.

Some of our properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us in Montana are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability. We are participating with the MDEQ under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ. MDEQ is also contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”). In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA. In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and will grant us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business. Expenses associated with the compliance with new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability. We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from unpatented mining claims located on federal lands or impose fees on production from patented mining claims. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them and, in September 2006 some of our claims associated with our Black Fox project were listed as reopened for staking on the Ministry of Northern Development and Mines (MNDM) website. Five of these claims totaling 185 acres were immediately staked by local prospectors. None of these reserves or resources at our Black Fox project are located on the properties related to these claims. It is our opinion that these claims were erroneously listed as reopened and overstaked and we are working diligently with the MNDM to correct the overstaking.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, purchase price installments, exploration expenditures, or other fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of production facilities, delays in mining and liability. For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remediating an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation. Some of our assets are located outside of Canada and our head office is located in the United States. Additionally, a number of our directors and the experts named in this Annual Report on Form 10-K are residents of Canada. Although we have appointed Lackowicz, Shier & Hoffman as our agents for service of process in the Yukon Territory, it might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts named in this Annual Report on Form 10-K, in United States courts would be limited to the assets, or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

USE OF PROCEEDS

All of the common shares covered by this prospectus are being sold by the selling shareholders identified in this prospectus. We will not receive any proceeds from the sale by the selling shareholders of these common shares. See “Selling Shareholders.”

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value. As of March 30, 2007, there were 143,467,186 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors serve from the date of election or appointment until the earlier of the next annual meeting of the company’s shareholders or the date on which their successors are elected or appointed in accordance with the provisions of our By-laws and Articles of Incorporation. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Apollo, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Apollo common shares are not redeemable or convertible.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus, will be, fully paid and non-assessable.

This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Incorporation, as amended, and our By-laws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, P. O. Box 7010 Adelaide Postal Station, Toronto, Ontario M5E 2W9, Canada, is the transfer agent and registrar for our common shares.

SELLING SHAREHOLDERS

The selling shareholders identified below are selling all of the common shares being offered under this prospectus.

On February 23, 2007, we completed a private placement of $8,580,000 aggregate principal amount of unsecured convertible debentures (which we sometimes refer to in this prospectus as the “Debentures”). Each $1,000 principal amount of Debentures is convertible at the option of the holder into 2,000 of our common shares, at any time until they mature and each $1,000 principal amount of Debentures was accompanied by 2,000 share purchase warrants (which we sometimes refer to in this prospectus as the “Purchase Warrants”).

We will have the option to force conversion of the Debentures under the following circumstances: (1) at any time after September 24, 2007 and prior to the maturity date if the 20-day weighted average trading price of our common shares equals or exceeds $0.90 (if we force conversion in this circumstance prior to the first anniversary of the issuance of the Debentures, we will be required to pay interest for the full first year after which no further payments will be required; if we force conversion after the one year anniversary, there will be no additional payment beyond the normal course interest amount outstanding) and (2) in the event of a change of control of Apollo.

Shoreline Pacific, LLC (which we sometimes refer to in this prospectus as “Shoreline”) and Regent Securities Capital Corporation (which we sometimes refer to in this prospectus as “Regent”) act as placement agents in connection with the issuance and sale of the Debentures and Purchase Warrants. As compensation for their services as placement agents, Regent received compensation warrants (which we sometimes refer to in this prospectus as the “Compensation Warrants”) exercisable for a two-year period into 600,600 shares (which is equal to 7.0% of the gross proceeds raised by Regent from the sale of the Debentures divided by $0.50 per share), and Shoreline received Compensation Warrants exercisable for a two-year period into 600,600 shares (which is equal to 7.0% of the gross proceeds raised by Shoreline from the sale of the Debentures divided by $0.50 per share). Each Compensation Warrant entitles the holder to purchase one common share of the Corporation at $0.50 per share for a two-year period from the date of issue.

Each of the holders of the Debentures and Regent and Shoreline is a party to a Registration Rights Agreement with us (which we sometimes refer to in this prospectus as the “Registration Rights Agreements”). Pursuant to the Registration Rights Agreements, we are required to register our common shares underlying the Debentures, the Purchase Warrants and the Compensation Warrants (which we sometimes refer to in this prospectus as the “Underlying Common Shares”) for resale on a registration statement to be filed with the U.S. Securities and Exchange Commission on or before April 4, 2007. We agreed to keep the registration statement effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or an effective registration statement of all the Underlying Common Shares or (ii) the expiration of the holding period applicable thereto under Rule 144(k) for all Underlying Common Shares were such securities not held by an affiliate of us and our legal counsel has delivered an opinion letter to such effect.

The table below includes information regarding ownership of our common stock by the selling shareholders named herein and the number of shares that may be sold by them under this prospectus. There are no material relationships with the selling shareholders other than those discussed herein. We have prepared this table based on information supplied to us by or on behalf of the selling shareholders on or prior to April 4, 2007.

				Common Shares Beneficially Owned(1) After the Offering
Name of Selling Shareholder	Common Shares Beneficially Owned(1) Prior to the Offering		Common Shares Registered for Resale	Number(2)	Percentage of Class(3)
RAB Special Situations (Master) Fund Limited	27,793,323	(4)	17,160,000	10,633,323	7.41%
CCM Master Qualified Fund, Ltd	12,954,180	(5)	4,900,000	8,054,180	5.61%
Highbridge International LLC(6)	7,424,078	(7)	4,452,000	2,972,078	2.07%
Crestview Capital Master, LLC(8)	5,189,333	(9)	3,156,000	2,033,333	1.42%
Enable Growth Partners LP	3,324,860	(10)	2,474,860	850,000	*
Enable Opportunity Partners LP	391,160	(11)	291,160	100,000	*
Pierce Diversified Strategy Master Fund LLC, Ena	195,580	(12)	145,580	50,000	*
Nite Capital LP	1,733,333	(13)	800,000	933,333	*
Truk Opportunity Fund, LLC	1,348,233	(14)	727,600	620,633	*
Truk International Fund, LP	187,766	(15)	128,400	59,366	*
Kleiman/Reiner Living Trust(16)	920,463	(17)	339,700	580,763	*
Paresh Patel(16)	363,755	(18)	125,110	238,645	*
Jeffrey Wright(16)	301,086	(19)	125,110	175,976	*
John Slizza(16)	266,056	(20)	90,080	175,976	*
Sally Smith(16)	29,114	(21)	5,000	24,114	*
Regent Securities Capital Corporation(22)	1,044,528	(23)	600,600	443,928	*
Total	63,466,848		35,521,200	27,945,648	19.48%

*	Less than 1%
(1)
Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)
Assumes that (i) all of the Debentures have matured or that all of the shares acquired upon converting the Debentures are sold, (ii) all of the Purchase Warrants and Compensation Warrants have expired or that all of the shares acquired on exercising the Purchase Warrants and Compensation Warrants are sold, (iii) all of the shares currently beneficially owned by the selling shareholders and registered hereunder are sold, and (iv) the selling shareholders acquire no additional common shares before the completion of this offering.

(3)
The percentage ownership for the selling shareholders is based on 143,467,186 common shares outstanding as of March 30, 2007. In accordance with SEC rules, common shares that may be acquired pursuant to warrants that are exercisable as of March 30, 2007, or will become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)
Includes up to (i) 8,580,000 shares issuable upon conversion of the Debentures, (ii) 8,580,000 shares issuable upon conversion of the Purchase Warrants, (iii) 4,000,000 shares issuable upon conversion of series 2004-B convertible debentures issued to the selling shareholder on November 4, 2004, (iv) 2,600,000 shares issuable upon conversion of warrants issued to the selling shareholder on November 4, 2004, (v) 3,833,323 shares, and (vi) 200,000 shares owned by Philip Richards, a director of RAB Special Situations (Master) Fund Limited.

(5)
Includes up to (i) 2,456,640 shares issuable upon conversion of the Debentures, (ii) 2,456,640 shares issuable upon conversion of the Purchase Warrants, (iii) 4,538,334 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006, and (iv) 3,502,566 shares.

(6)
Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC,

Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.
(7)
Includes up to (i) 2,226,000 shares issuable upon conversion of the Debentures, (ii) 2,226,000 shares issuable upon conversion of the Purchase Warrants, (iii) 2,166,667 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006, (iv) 500,000 shares issuable upon conversion of series 2004-B convertible debenture issued to Smithfield Fiduciary LLC on November 4, 2004, and (v) 135,100 shares issuable upon conversion of warrants issued to Smithfield Fiduciary LLC on November 4, 2004. Smithfield Fiduciary LLC is a wholly owned subsidiary of the selling shareholder, Highbridge International LLC.

(8)
Crestview Capital Partners, LLC is the sole manager of Crestview Capital Master, LLC. By virtue of such relationship, Crestview Capital Partners, LLC may be deemed to have dispositive power over the shares owned by Crestview Capital Master, LLC. Crestview Capital Partners, LLC disclaims beneficial ownership of such shares. Mr. Stewart Flink, Mr. Robert Hoy and Mr. Daniel Warsh are the Managers of Crestview Capital Partners, LLC and may be deemed to share dispositive power over the shares held by Crestview Capital Master, LLC. Messrs. Flink, Hoyt and Warsh disclaim beneficial ownership of such shares.

(9)
Includes up to (i) 1,578,000 shares issuable upon conversion of the Debentures, (ii) 1,578,000 shares issuable upon conversion of the Purchase Warrants, (iii) 1,333,333 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006, and (iv) 700,000 shares.

(10)
Includes up to (i) 1,237,430 shares issuable upon conversion of the Debentures, (ii) 1,237,430 shares issuable upon conversion of the Purchase Warrants, and (iii) 850,000 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006.

(11)
Includes up to (i) 145,580 shares issuable upon conversion of the Debentures, (ii) 145,580 shares issuable upon conversion of the Purchase Warrants, and (iii) 100,000 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006.

(12)
Includes up to (i) 72,790 shares issuable upon conversion of the Debentures, (ii) 72,790 shares issuable upon conversion of the Purchase Warrants, and (iii) 50,000 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006.

(13)
Includes up to (i) 400,000 shares issuable upon conversion of the Debentures, (ii) 400,000 shares issuable upon conversion of the Purchase Warrants, and (iii) 333,333 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006, and (iv) 600,000 shares.

(14)
Michael E. Fein and Stephen E. Salzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Salzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC. Includes up to (i) 363,800 shares issuable upon conversion of the Debentures, (ii) 363,800 shares issuable upon conversion of the Purchase Warrants, (iii) 124,000 shares issuable upon conversion of series 2004-B convertible debenture issued on November 4, 2004, (iv) 55,800 shares issuable upon conversion of warrants issued on November 4, 2004 and (v) 370,833 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006.

(15)
Michael E. Fein and Stephen E. Salzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP. Both Mr. Fein and Mr. Salzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP. Includes up to (i) 64,200 shares issuable upon conversion of the Debentures, (ii) 64,200 shares issuable upon conversion of the Purchase Warrants, (iii) 9,333 shares issuable upon conversion of series 2004-B convertible debenture issued on November 4, 2004, (iv) 4,200 shares issuable upon conversion of warrants issued on November 4, 2004, and (v) 45,833 shares issuable upon conversion of warrants issued to the selling shareholder on November 8, 2006.

(16)	Kleiman/Reiner Living Trust is a trust controlled by Harlan Kleiman. Messrs. Kleiman, Patel, Wright and Slizza and Ms. Smith are employees and owners of the placement agent, Shoreline Pacific, LLC.
(17)
Includes up to (i) 22,200 shares issuable upon conversion of the Debentures (owned by Mr. Kleiman individually), (ii) 22,200 shares issuable upon conversion of the Purchase Warrants (owned by Mr. Kleiman individually), (iii) 295,300 shares issuable upon conversion of the Compensation Warrants (owned by the Kleiman/Reiner Living Trust), (iv) 13,360 shares purchased by the selling shareholder in our registered unit offering which closed on November 8, 2006 (the “Unit Offering”) (including 3,340 shares owned by each of Mr. Kleiman, his wife and two daughters), (v) 6,680 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering (including 1,670 shares issuable upon exercise of warrants owned by each of Mr. Kleiman, his wife and two daughters), and (vi) 560,723 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering (owned by Mr. Kleiman individually).
(18)
Includes up to (i) 10,000 shares issuable upon conversion of the Debentures, (ii) 10,000 shares issuable upon conversion of the Purchase Warrants, (iii) 105,110 shares issuable upon conversion of the Compensation Warrants, (iv) 3,340 shares purchased by the selling shareholder in the Unit Offering, (v) 1,670 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering, and (vi) 233,635 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering.

(19)
Includes up to (i) 10,000 shares issuable upon conversion of the Debentures, (ii) 10,000 shares issuable upon conversion of the Purchase Warrants, (iii) 105,110 shares issuable upon conversion of the Compensation Warrants, (iv) 500 shares purchased by the selling shareholder in the Unit Offering, (v) 250 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering, and (vi) 175,226 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering.

(20)
Includes up to (i) 90,080 shares issuable upon conversion of the Compensation Warrants, (ii) 500 shares purchased by the selling shareholder in the Unit Offering, (iii) 250 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering, and (iv) 175,226 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering.

(21)
Includes up to (i) 5,000 shares issuable upon conversion of the Compensation Warrants, (ii) 500 shares purchased by the selling shareholder in the Unit Offering, (iii) 250 shares issuable upon exercise of warrants purchased by the selling shareholder in the Unit Offering, and (iv) 23,364 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering.

(22)	Regent Securities Capital Corporation served as placement agent in the offering of the Debentures and the Purchase Warrants.
(23)
Includes up to (i) 600,600 shares issuable upon conversion of the Compensation Warrants, (ii) 320,000 shares, (iii) 62,500 shares issuable upon exercise of warrants issued to the selling shareholder as compensation for placement agent services rendered in the Unit Offering, and (iv) 61,428 shares owned by Jay Jaski, the owner of Regent Securities Capital Corporation.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Apollo is required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common shares by the selling shareholders.

We agreed to keep the registration statement effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or an effective registration statement of all the Underlying Common Shares or (ii) the expiration of the holding period applicable thereto under Rule 144(k) for all Underlying Common Shares were such securities not held by an affiliate of us and our legal counsel has delivered an opinion letter to such effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M under the Exchange Act, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Lackowicz, Shier & Hoffman has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report, which report expresses an unqualified opinion on the financial statements and includes a separate report titled Comment by Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences referring to substantial doubt on our ability to continue as a going concern, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Our reserves at December 31, 2006 incorporated by reference herein were prepared by us and audited by Mine Development Associates. All information regarding reserves incorporated by reference herein is in reliance upon the authority of that form as experts in such matters.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person’s performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

In addition, we maintain officers’ and directors’ liability insurance with National Union Fire Insurance Company and XL Specialty Insurance Company. The policies are effective through June 30, 2007.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

APOLLO GOLD CORPORATION

35,521,200
COMMON SHARES

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following table is an itemized statement of these expenses, other than underwriting discounts and commissions:

SEC registration fee	$556
AMEX listing fee	$45,000
Legal fees and expenses	$45,000
Accountant’s fees and expenses	$12,000
Trustee and transfer agent fees	$5,500
Printing and engraving	$1,000
Miscellaneous	$5,000
Total	$114,056

All of the above expenses are estimated except the AMEX listing fee and the SEC registration fee.

Item 15. Indemnification of Officers and Directors.

The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person’s performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

In addition, we maintain officers’ and directors’ liability insurance with National Union Fire Insurance Company and XL Specialty Insurance Company. The policies are effective through June 30, 2007.

Item 16.      Exhibits.

Exhibit No.	Description
3.1
Letters Patent of the Registrant Brownlee Mines (1936) Limited from the Province of Ontario dated June 30, 1936; Certificate of Amendment of Articles of the Registrant effective July 20, 1972; Certificate of Amendment of Articles of the Registrant effective on November 28, 1975; Certificate of Amendment of Articles of the Registrant effective on August 14, 1978 (Change of name to J-Q Resources Inc.); Certificate of Articles of Amendment of the Registrant effective on July 15, 1983; Certificate of Articles of Amendment of the Registrant effective July 7, 1986; Certificate of Articles of Amendment of the Registrant effective August 6, 1987 (Change of name to International Pursuit Corporation); Certificate of Articles of Arrangement of the Registrant effective June 25, 2002 (Change of name to Apollo Gold Corporation); Certificate of Continuance filed May 28, 2003(1)

3.2	By-Laws of the Registrant, as amended to date(1)
4.1	Form of Common Shares Certificate(1)
4.2	Form of Debenture(2)
4.3	Form of Purchase Warrant(3)

4.4	Form of Compensation Warrant(4)
4.5	Form of Registration Rights Agreement (5)
5.1	Opinion of Lackowicz, Shier & Hoffman
23.1	Consent of Lackowicz, Shier & Hoffman (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Mines Development Associates (6)
24.1	Power of Attorney (included on signature page of this registration statement)

(1)	Incorporated by reference to the Registration Statement on Form 10 (File No. 001-31593) filed on June 23, 2003.
(2)	Incorporated by reference to Exhibit 4.2 to the Form 8-K filed on February 26, 2007.
(3)	Incorporated by reference to Exhibit 4.3 to the Form 8-K filed on February 26, 2007.
(4)	Incorporated by reference to Exhibit 4.4 to the Form 8-K filed on February 26, 2007.
(5)	Incorporated by reference to Exhibit 4.5 to the Form 8-K filed on February 26, 2007.
(6)	Incorporated by reference to Exhibit 23.2 to the Annual Report on Form 10-K for the year ended December 31, 2006, filed on April 2, 2007.

Item 17.     Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,
…
(B)
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

…
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
…
(ii)
If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
…
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

…
(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 3, 2007.

APOLLO GOLD CORPORATION

By:  /s/ Melvyn Williams

Melvyn Williams, Chief Financial Officer and
Senior Vice President - Finance and Corporate Development

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of R. David Russell and Melvyn Williams, his true and lawful attorney-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933) to this registration statement on Form S-3, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each of attorney-in-fact and his agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. David Russell	President and Chief Executive Officer,	April 3, 2007
R. David Russell	and Director (Principal Executive Officer)

/s/ Melvyn Williams	Chief Financial Officer and Senior Vice President -	April 3, 2007
Melvyn Williams	Finance and Corporate Development (Principal Financial and Accounting Officer)

/s/ Charles E. Stott
Charles E. Stott	Chairman of the Board of Directors	April 3, 2007

/s/ G. Michael Hobart
G. Michael Hobart	Director	April 3, 2007

Robert W. Babensee	Director	April 3, 2007

W. S. Vaughan	Director	April 3, 2007

/s/ David W. Peat
David W. Peat	Director	April 3, 2007

/s/ Marvin K. Kaiser
Marvin K. Kaiser	Director	April 3, 2007

EXHIBIT INDEX

Exhibit No.	Description
3.1
Letters Patent of the Registrant Brownlee Mines (1936) Limited from the Province of Ontario dated June 30, 1936; Certificate of Amendment of Articles of the Registrant effective July 20, 1972; Certificate of Amendment of Articles of the Registrant effective on November 28, 1975; Certificate of Amendment of Articles of the Registrant effective on August 14, 1978 (Change of name to J-Q Resources Inc.); Certificate of Articles of Amendment of the Registrant effective on July 15, 1983; Certificate of Articles of Amendment of the Registrant effective July 7, 1986; Certificate of Articles of Amendment of the Registrant effective August 6, 1987 (Change of name to International Pursuit Corporation); Certificate of Articles of Arrangement of the Registrant effective June 25, 2002 (Change of name to Apollo Gold Corporation); Certificate of Continuance filed May 28, 2003(1)

3.2	By-Laws of the Registrant, as amended to date(1)
4.1	Form of Common Shares Certificate(1)
4.2	Form of Debenture(2)
4.3	Form of Purchase Warrant(3)
4.4	Form of Compensation Warrant(4)
4.5	Form of Registration Rights Agreement (5)
5.1	Opinion of Lackowicz, Shier & Hoffman
23.1	Consent of Lackowicz, Shier & Hoffman (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Mines Development Associates (6)
24.1	Power of Attorney (included on signature page of this registration statement)

(1)	Incorporated by reference to the Registration Statement on Form 10 (File No. 001-31593) filed on June 23, 2003.
(2)	Incorporated by reference to Exhibit 4.2 to the Form 8-K filed on February 26, 2007.
(3)	Incorporated by reference to Exhibit 4.3 to the Form 8-K filed on February 26, 2007.
(4)	Incorporated by reference to Exhibit 4.4 to the Form 8-K filed on February 26, 2007.
(5)	Incorporated by reference to Exhibit 4.5 to the Form 8-K filed on February 26, 2007.
(6)	Incorporated by reference to Exhibit 23.2 to the Annual Report on Form 10-K for the year ended December 31, 2006, filed on April 2, 2007.